LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                               260 Franklin Street
                                Boston, MA 02110





                                        June 25, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Declaration on Form U-1 (File 70-9047) of Unitil Corporation (the "Company") under the Public Utility Holding Company Act of 1935. The Declaration seeks approval for the guarantee by the Company of the obligations of its subsidiary, Unitil Realty Corp., under a note and note purchase agreement.

     We have acted as counsel for the Company and in connection with this opinion we have examined originals or copies certified or otherwise identified to our satisfaction of:

                  (1) The charter documents and by-laws of the Company, as amended to date;

                  (2) Minutes of meetings of the Company's shareholders and directors, as kept in their respective minute books;

                  (3) The documents and agreements pertaining to the guarantee described in the Declaration and such other certificates, documents and papers as we deemed necessary or appropriate for the purpose of rendering this opinion.

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents. In addition, we have examined such questions of law as we considered necessary or appropriate for the purpose of rendering this opinion.

     Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that when the Commission has taken the action requested in the
Declaration:

         (1) All state laws applicable to the guarantee described in the Declaration have been complied with;

         (2)      The Company is validly organized and duly existing;

         (3) When issued as described in the Declaration, the guarantee by the Company will be a valid and binding obligation of the Company, in accordance with its terms, subject to laws of general application with respect to rights and remedies of creditors and subject to equitable principles; and

         (4) The consummation of the guarantee described in the Declaration will not violate the legal rights of the holders of any securities issued by the Company.

     We hereby consent to the use of this opinion as an exhibit to the Declaration.

     We are not, in this opinion, opining on laws other than the laws of the State of New Hampshire and the federal laws of the United States.


                                      Very truly yours,

                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.

                                      LeBoeuf, Lamb, Greene & MacRae, L.L.P.